  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1996

                                                     REGISTRATION NO.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                                --------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
        TUPPERWARE CORPORATION              TUPPERWARE FINANCE COMPANY B.V.
     (EXACT NAME OF REGISTRANT AS            (EXACT NAME OF REGISTRANT AS
       SPECIFIED IN ITS CHARTER)               SPECIFIED IN ITS CHARTER)


               DELAWARE                             THE NETHERLANDS
     (STATE OR OTHER JURISDICTION            (STATE OR OTHER JURISDICTION
   OF INCORPORATION OR ORGANIZATION)       OF INCORPORATION OR ORGANIZATION)


              36-40623333                           NOT APPLICABLE
    (I.R.S. EMPLOYER IDENTIFICATION         (I.R.S. EMPLOYER IDENTIFICATION
                NUMBER)                                 NUMBER)


     14901 S. ORANGE BLOSSOM TRAIL           14901 S. ORANGE BLOSSOM TRAIL
        ORLANDO, FLORIDA 32837                  ORLANDO, FLORIDA 32837
            (407) 826-5050                          (407) 826-5050


   (ADDRESS, INCLUDING ZIP CODE, AND       (ADDRESS, INCLUDING ZIP CODE, AND
                 TELE-                                   TELE-
  PHONE NUMBER, INCLUDING AREA CODE,      PHONE NUMBER, INCLUDING AREA CODE,
  OF REGISTRANT'S PRINCIPAL EXECUTIVE     OF REGISTRANT'S PRINCIPAL EXECUTIVE
               OFFICES)                                OFFICES)
                               THOMAS M. ROEHLK
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            TUPPERWARE CORPORATION
                                 P.O. BOX 2353
                            ORLANDO, FLORIDA 32802
                                (407) 826-5050
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
           STEVEN SUTHERLAND                        JAMES J. JUNEWICZ
           SIDLEY & AUSTIN                          MAYER, BROWN & PLATT
           ONE FIRST NATIONAL PLAZA                 190 SOUTH LASALLE STREET
           CHICAGO, IL 60603                        CHICAGO, IL 60603
           (312) 853-7000                           (312) 782-0600
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                                               PROPOSED
                                                                PROPOSED       MAXIMUM
                                                  AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
      TITLE OF EACH CLASS OF SECURITIES           TO BE      OFFERING PRICE    OFFERING     REGISTRATION
              TO BE REGISTERED                  REGISTERED    PER UNIT(1)      PRICE(1)         FEE
- --------------------------------------------------------------------------------------------------------
Debt Securities, Warrants to Purchase Debt
 Securities and Guarantees of Debt
 Securities..................................  $200,000,000       100%       $200,000,000     $68,966
- --------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities or Warrants denominated in any foreign currency or foreign currency units will be treated as the equivalent in
    U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities or Warrants.
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  The Registrants currently intend to commence an offering of Notes promptly after this Registration Statement is declared effective and have filed a Preliminary Prospectus Supplement, substantially in the form in which the Registrants currently anticipate the Prospectus Supplement relating to such Notes will be used, together with a Prospectus relating to the offering of Debt Securities and Warrants generally. If the Registrants issue other Debt Securities or Warrants pursuant to such Prospectus, a Prospectus Supplement relating to such other Debt Securities or Warrants will be filed with the Commission.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER + +TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF + +THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD + +BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS SUPPLEMENT (Subject to Completion, Issued September 16, 1996)
(To Prospectus dated September    , 1996)

                                  $100,000,000

                        Tupperware Finance Company B.V.

                                   % NOTES DUE

        Payment of principal and interest unconditionally guaranteed by

                             Tupperware Corporation

                                  -----------

                     Interest payable          and

                                  -----------

THE NOTES WILL NOT BE REDEEMABLE PRIOR TO  MATURITY AND WILL NOT BE ENTITLED TO
 ANY SINKING  FUND.  THE NOTES  WILL  BE  REPRESENTED BY  A  REGISTERED GLOBAL
 SECURITY  REGISTERED  IN  THE  NAME  OF THE  DEPOSITORY  TRUST  COMPANY  (THE
  "DEPOSITARY") OR ITS NOMINEE. BENEFICIAL INTERESTS IN THE REGISTERED GLOBAL
   SECURITY WILL  BE  SHOWN  ON,  AND TRANSFERS  WILL  BE  EFFECTED THROUGH,
   RECORDS   MAINTAINED  BY   THE  DEPOSITARY  OR   ITS  PARTICIPANTS.   SEE
    "DESCRIPTION OF THE NOTES AND GUARANTEES."

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
   WHICH  IT RELATES.  ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
    OFFENSE.

                                  -----------

                       PRICE      % AND ACCRUED INTEREST

                                  -----------

                                                     UNDERWRITING
                                          PRICE TO  DISCOUNTS AND   PROCEEDS TO
                                         PUBLIC(1)  COMMISSIONS(2) COMPANY(1)(3)
                                         ---------- -------------- -------------
Per Note................................        %            %             %
Total................................... $           $             $

- -----
  (1) Plus accrued interest from            , 1996.
  (2) Tupperware has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.
  (3) Before deducting estimated expenses of $        payable by Tupperware.

                                  -----------

  The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Mayer, Brown & Platt, counsel for the Underwriters. It is expected that delivery of the Notes
will be made on or about       , 1996 through the book-entry facilities of the
Depositary against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY & CO.                                        GOLDMAN, SACHS & CO.
      Incorporated

            , 1996

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Tupperware Corporation....................................................   S-3
Tupperware Finance Company B.V............................................   S-3
Use of Proceeds...........................................................   S-3
Capitalization............................................................   S-3
Selected Financial Information of Tupperware Corporation..................   S-4
Ratio of Earnings to Fixed Charges of Tupperware Corporation..............   S-4
Tupperware Corporation Pro Forma Consolidated Statement of Income.........   S-5
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   S-6
Business of Tupperware Corporation........................................  S-13
Description of the Notes and Guarantees...................................  S-16
Underwriters..............................................................  S-17

                                  PROSPECTUS

Available Information.....................................................     2
Incorporation of Certain Documents By Reference...........................     2
Tupperware Corporation....................................................     3
Tupperware Finance Company B.V............................................     3
Enforceability of Civil Liabilities and Related Matters...................     3
Use of Proceeds...........................................................     3
Ratio of Earnings to Fixed Charges of Tupperware Corporation..............     3
Description of Debt Securities, Warrants and Guarantees...................     5
Plan of Distribution......................................................    17
Legal Matters.............................................................    19
Experts...................................................................    19

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            TUPPERWARE CORPORATION

  Tupperware Corporation ("Tupperware") is a worldwide direct selling consumer products company engaged in the manufacture and sale of Tupperware products. The core of Tupperware's product line consists of food storage containers which preserve freshness through the well-known Tupperware seals. Tupperware's products are distributed worldwide through the "direct selling" method of distribution, in which products are sold to consumers outside traditional retail store channels. Tupperware has operations in more than 60 countries and its products are sold in more than 100 foreign countries and in the United States. For the past five fiscal years, sales in foreign countries represented, on average, 81% of total Tupperware revenues.

  Tupperware became an independent public company on May 31, 1996 when its common stock was distributed (the "Distribution") to the shareholders of Premark International, Inc. ("Premark"). Tupperware is a Delaware corporation and its common stock is traded on the New York Stock Exchange. The address and telephone number of its corporate headquarters are 14901 South Orange Blossom Trail, Orlando, Florida 32837, (407) 826-5050.

                        TUPPERWARE FINANCE COMPANY B.V.

  Tupperware Finance Company B.V. (the "Company") was organized under the Dutch Civil Code on September 12, 1996. The Company is a wholly-owned subsidiary of Tupperware Finance Holding Company B.V., which is a wholly-owned subsidiary of Tupperware. The Company was organized to provide financing to Tupperware and other subsidiaries or affiliates of Tupperware.

  The registered office of the Company is at Rijksstraatweg 113-117, NL-3632 AB Loenen a/d Vecht, Netherlands. The Company's telephone number is (407) 826-5050.

                                USE OF PROCEEDS

  The net proceeds of the sale of the Notes offered hereby are estimated to be
$           . Such net proceeds will be advanced to Tupperware for the repayment of a portion of its outstanding commercial paper (with a weighted average interest rate of approximately 5 1/2%).

                                CAPITALIZATION

  The following table sets forth the consolidated short-term debt and capitalization of Tupperware at June 29, 1996 and as adjusted to reflect the issuance of the Notes and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                                                                 ACTUAL ADJUSTED
(IN MILLIONS)                                                    ------ --------
Short-term borrowings and current portion of long-term debt..... $185.2  $185.2
                                                                 ======  ======
Long-term debt:
  Historical (1)................................................ $101.9  $
  Notes offered hereby..........................................    --    100.0
                                                                 ------  ------
                                                                  101.9
                                                                 ------  ------
Shareholders' equity............................................  245.0   245.0
                                                                 ------  ------
    Total capitalization........................................ $346.9  $
                                                                 ======  ======

- --------
(1) In the actual column, historical long-term debt includes $100.0 million of short-term commercial paper borrowings at June 29, 1996 due to Tupperware's ability and intent to keep this amount of short-term borrowings outstanding for more than one year from that date.

           SELECTED FINANCIAL INFORMATION OF TUPPERWARE CORPORATION

  The following table sets forth certain selected historical financial information of Tupperware which has been derived from the financial statements of Tupperware for the three years ended December 30, 1995 and the 26-week periods ended June 29, 1996 and July 1, 1995. The historical financial information does not reflect the Distribution, until it occurred on May 31, 1996, and may not be indicative of Tupperware's future performance as a stand-alone company. The information set forth below should be read in conjunction with "Tupperware Corporation Pro Forma Consolidated Statement of Income," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Tupperware and related notes incorporated by reference into the accompanying Prospectus.

                            26 WEEKS ENDED            YEAR ENDED
                           ------------------ --------------------------
                           JUNE 29,   JULY 1, DEC. 30, DEC. 31, DEC. 25,
                             1996      1995     1995     1994     1993
(IN MILLIONS)              --------   ------- -------- -------- --------
INCOME STATEMENT DATA
  Net sales...............  $708.0    $681.2  $1,359.4 $1,274.6 $1,171.8
  Income before income
   taxes..................   112.1     104.2     224.9    191.2    148.4
  Net income..............    82.2      78.4     171.4    149.2    117.9
BALANCE SHEET DATA
  Working capital
   (deficit)..............    17.0(1)  113.0      88.1     72.9    (49.4)(2)
  Total assets............   987.3     972.4     944.0    882.6    785.1
  Long-term debt..........   101.9       0.4       0.4      0.5     45.6
  Shareholders' equity....   245.0     429.5     415.6    395.1    163.3

- --------
(1) Includes $162.1 million of domestic borrowings, which were used primarily in funding a $284.9 million special dividend payment to Premark on May 24, 1996.
(2) Includes $105.0 million of the $150.0 million of 8 3/8% notes that were called at par on February 1, 1994.

         RATIO OF EARNINGS TO FIXED CHARGES OF TUPPERWARE CORPORATION

  The following table sets forth the ratio of earnings to fixed charges of Tupperware for the periods indicated:

                          26 WEEKS ENDED                   YEAR ENDED
                         ---------------- --------------------------------------------
                         JUNE 29, JULY 1, DEC. 30, DEC. 31, DEC. 25, DEC. 26, DEC. 28,
                           1996     1995    1995     1994     1993     1992     1991
                         -------- ------- -------- -------- -------- -------- --------
Historical..............    14.2x   14.9x    14.9x    10.9x     5.8x    --(1)     3.3x
Pro forma for
 Distribution...........     7.8x             7.3x

- --------
(1) For the fiscal year ended December 26, 1992, fixed charges exceeded earnings by $42.6 million. Pre-tax income was reduced by a $136.7 million charge primarily related to consolidation of manufacturing capacity and restructuring the U.S. distribution system. Excluding this charge, the ratio would have been 4.0.

  For the purpose of calculating the ratios, earnings consist of income (loss) before income taxes and cumulative effect of accounting changes to which has been added fixed charges less capitalized interest. Historical fixed charges consist of interest expense, interest capitalized, and one third of rental expense, the approximate portion representing interest. In calculating the ratios that are pro forma for the Distribution, fixed charges have been increased for the assumed incremental interest on borrowings incurred in conjunction with the Distribution, which include the borrowings that will be repaid with the proceeds of this Offering (see Note 2(a) to the Tupperware Corporation Pro Forma Consolidated Statement of Income).

                             TUPPERWARE CORPORATION
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)

  The unaudited Pro Forma Consolidated Statement of Income for the year ended December 30, 1995 and the 26-week period ended June 29, 1996 presents the consolidated results of operations of Tupperware assuming that the transactions contemplated by the Distribution had been completed as of the beginning of Tupperware's 1995 and 1996 fiscal years, respectively. The adjustments required to reflect such assumptions are described in Note 2 to the Tupperware Corporation Pro Forma Consolidated Statement of Income (Unaudited) and are set forth in the "Pro Forma Adjustments" columns.

  The unaudited Pro Forma Consolidated Statement of Income should be read in conjunction with the historical financial statements of Tupperware incorporated by reference into the accompanying Prospectus. The pro forma information presented is for illustrative purposes only. It is not intended to reflect future results of operations and may not reflect what the results of operations would have been had the Distribution occurred as assumed herein.

                          26 WEEKS ENDED JUNE 29, 1996      YEAR ENDED DECEMBER 30, 1995
                          -------------------------------  ----------------------------------
                                      PRO FORMA     PRO                PRO FORMA       PRO
(IN MILLIONS, EXCEPT PER  HISTORICAL ADJUSTMENTS   FORMA   HISTORICAL ADJUSTMENTS     FORMA
SHARE AMOUNTS)            ---------- -----------   ------  ---------- -----------    --------
Net sales...............    $708.0      $ --       $708.0   $1,359.4    $  --        $1,359.4
                            ------      -----      ------   --------    ------       --------
Costs and expenses:
  Costs of products
   sold.................     254.7        --        254.7      481.5       --           481.5
  Delivery, sales and
   administrative
   expense..............     336.3        --        336.3      653.5       --           653.5
  Interest expense......       2.5        7.0 (2a)    9.5        3.1      16.9 (2a)      20.0
  Interest income.......      (1.9)       --         (1.9)      (5.0)      --            (5.0)
  Costs associated with
   becoming an
   independent company..       2.6        --          2.6        --        --             --
  Other expense, net....       1.7        --          1.7        1.4       --             1.4
                            ------      -----      ------   --------    ------       --------
    Total costs and
     expenses...........     595.9        7.0       602.9    1,134.5      16.9        1,151.4
                            ------      -----      ------   --------    ------       --------
Income before income
 taxes..................     112.1       (7.0)      105.1      224.9     (16.9)         208.0
Provision for income
 taxes..................      29.9       (2.7)(2b)   27.2       53.5      (6.6)(2b)      46.9
                            ------      -----      ------   --------    ------       --------
Net income..............    $ 82.2      $(4.3)     $ 77.9   $  171.4    $(10.3)      $  161.1
                            ======      =====      ======   ========    ======       ========
Net income per common
 and common equivalent
 share..................                           $ 1.23                            $   2.55
Common and common
 equivalent shares......                             63.1                                63.1

Note 1.

  The accompanying unaudited Pro Forma Consolidated Statement of Income reflects all adjustments that, in the opinion of management, are necessary to present a fair statement of results of operations. This information does not include certain disclosures required under generally accepted accounting principles and, therefore, should be read in conjunction with Tupperware's historical financial statements and notes thereto.

(Notes continued on following page)

Note 2.

  The pro forma adjustments to the accompanying financial information for the 26 weeks ended June 29, 1996 and the year ended December 30, 1995, are described below:
(a) To record the increase in interest expense from the borrowings incurred to fund the payment of a $284.9 million special dividend to Premark and the funding of 65% ($12.0 million) of the amount necessary to pay the dividend declared on Premark common stock on May 1, 1996 (the "Payments"). The Payments are assumed to have been funded by $171.9 million of short-term borrowings with variable interest rates averaging 5.6%; $100.0 million of long-term borrowings with a fixed interest rate of 7.25%; and $25.0 million of available cash. The effect of a one-eighth percentage point change in the interest rate on variable rate borrowings on annual interest expense and net income would be approximately $0.3 million and $0.2 million, respectively.
(b) To record the estimated income tax benefit on the income effect of pro forma adjustment (a) above at the combined federal, state, and local income tax rate of 39%.

Note 3.

  Net income per share information is based upon 63.1 million common and common equivalent shares. For all periods prior to the Distribution, the number of common and common equivalent shares assumed is the number of common and common equivalent shares as of the date of the Distribution.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of Tupperware's results of operations and financial condition should be read in conjunction with the unaudited Pro Forma Consolidated Statement of Income and related notes thereto, the Selected Financial Information of Tupperware Corporation, the consolidated financial statements of Tupperware and related notes incorporated by reference into the accompanying Prospectus and the other information included elsewhere in this Prospectus Supplement and the accompanying Prospectus.

OVERALL--RESULTS OF OPERATIONS

 The Distribution

  On November 1, 1995, Premark's board of directors authorized Premark management to proceed with a plan to establish the Tupperware business as an independent company through a stock distribution to Premark's shareholders. The Distribution was effected on May 31, 1996 through a stock dividend, which was tax free to Premark's shareholders pursuant to a favorable ruling received from the Internal Revenue Service. During the second quarter of 1996 Tupperware incurred $2.6 million of pretax costs in connection with the Distribution.

FIRST HALF 1996 VS. FIRST HALF 1995

 Net Sales and Net Income

  Net sales for the six months ended June 29, 1996 increased by 4% to $708.0 million in 1996 from $681.2 million in 1995. Pro forma net income increased 6.1% to $77.9 million, or $1.23 per share, from $73.4 million, or $1.16 per share, last year. For the first half, foreign exchange had a negative impact on the sales and segment profit comparisons of $31.8 million and $6.6 million, representing 5 and 6 percentage points, respectively. Excluding the costs associated with becoming an independent company, pro forma net income was $79.5 million, or $1.26 per share, up 8.2%. Net income was $82.2 million compared with $78.4 million last year.

  The six month period reflects substantial sales improvement and a sharp increase in segment profit in the Americas. Europe had modestly lower sales and a large decrease in segment profit due to weakness in the first quarter. Asia Pacific's sales for the first six months of 1996 were even with the prior year as strong improvement in local currency terms was offset by the impact of a stronger U.S. dollar, while the region's profits increased substantially with and without the unfavorable impact of foreign exchange. For the year-to-date period, international operations accounted for 85% of Tupperware's sales in both 1996 and 1995, and 95% and 97% of its segment profit in 1996 and 1995, respectively.

 Costs and Expenses

  The cost of products sold in relation to sales increased to 36.0% for the six months ended June 29, 1996, versus 34.6% for the comparable 1995 period. The increase reflects lower margins in Europe associated with second quarter promotional programs, and higher product costs in Latin America due to increased third party product sourcing.

  Delivery, sales and administrative expense as a percentage of sales was 47.5% in the first half of 1996 compared with 50.2% in the first half of 1995. The improvement was primarily the result of more efficient promotional spending and a lower operating expense structure as a percentage of sales in Latin America.

 Net Interest Expense

  In the first six months of 1996, Tupperware incurred net interest expense of $0.6 million. For the comparable 1995 period, Tupperware earned net interest income of $1.0 million. In connection with the Distribution, Dart Industries Inc. ("Dart"), a wholly-owned subsidiary of Tupperware, paid Premark a special dividend of $284.9 million on May 24, 1996. Tupperware incurred a significant amount of incremental borrowings to fund the majority of the special dividend, which will result in higher interest expense in future periods.

 Tax Rate

  The effective tax rate for the first half of 1996 was 26.7%, compared with 24.8% for 1995. For the year ended December 30, 1995, the rate was 23.8%. The increase in the 1996 rate is due to a lower 1996 benefit from repatriating foreign earnings and the absence of the 1995 benefit from the resolution of certain international and domestic tax audit contingencies. These factors were only partially offset by the 1996 benefit from reducing the valuation allowance for U.S. federal deferred tax assets.

 Regional Results

 Europe

                                                            FOREIGN
                                                            EXCHANGE
                                    26                       IMPACT
                         26 WEEKS  WEEKS     INCREASE       POSITIVE     PERCENT
                          ENDED    ENDED    (DECREASE)     (NEGATIVE)   OF TOTAL
                         JUNE 29, JULY 1, --------------- ------------- ----------
                           1996    1995   DOLLAR  PERCENT DOLLAR  PP/1/ 1996  1995
(DOLLARS IN MILLIONS)    -------- ------- ------  ------- ------  ----- ----  ----
Sales...................  $301.9  $314.1  $(12.2)    (4)% $(9.4)    (3)  43%   46%
Segment profit..........    70.5    80.7   (10.2)   (13)   (2.5)    (3)  56    69

- --------
/1/As used in this section, "pp" means percentage point.

  The decreases in European sales and segment profit were primarily the result of lower volume in Germany in the first quarter of 1996 as a result of the weak economy and lower sales during the important promotional period early in the year. These factors more than offset substantial improvement in volume in Germany in the second quarter, the result of an innovative promotional program, in spite of continued economic weakness. Foreign exchange had a negative impact on the comparisons throughout the region.

 Americas

                                                             FOREIGN
                                                             EXCHANGE
                                      26                      IMPACT
                           26 WEEKS  WEEKS     INCREASE      POSITIVE     PERCENT
                            ENDED    ENDED    (DECREASE)    (NEGATIVE)   OF TOTAL
                           JUNE 29, JULY 1, --------------- -----------  ----------
                             1996    1995   DOLLAR  PERCENT DOLLAR  PP   1996  1995
(DOLLARS IN MILLIONS)      -------- ------- ------  ------- ------  ---  ----  ----
Sales:
  U.S.....................  $103.3  $105.3  $(2.0)     (2)%   --    --    15%   15%
  Other...................   133.1    91.6   41.5      45   $(5.7)  (10)  18    14
                            ------  ------  -----           -----        ---   ---
                            $236.4  $196.9  $39.5      20   $(5.7)   (4)  33%   29%
                            ======  ======  =====           =====        ===   ===
Segment profit:
  U.S.....................  $  6.6  $  3.3  $ 3.3      98%    --    --     5%    3%
  Other...................    20.0     8.7   11.3     131   $(1.2)  (36)  16     7
                            ------  ------  -----           -----        ---   ---
                            $ 26.6  $ 12.0  $14.6     122   $(1.2)  (24)  21%   10%
                            ======  ======  =====           =====        ===   ===

  The improvement in profit in the United States reflects the implementation of several strategic initiatives to simplify operations and increase sales force productivity. These initiatives resulted in lower promotional costs and operating expenses throughout the first half of 1996. These factors were mostly offset by higher distribution costs in the second quarter.

  In the Americas, excluding the United States, the improvements relate to higher volume in Mexico, Brazil and Argentina, where the active sales forces more than doubled, in response to successful programs to increase sales force size. In addition to the positive impact of higher volume, segment profit also improved due to a lower operating expense structure in relation to the higher level of business and more focused promotional spending. These factors more than offset increased product costs resulting from a higher level of third party sourcing of product due to capacity constraints related to the higher sales volume. The region's production capacity is being increased. Foreign exchange had a negative impact on the region's comparisons, primarily due to weakness in the Mexican peso.

 Asia Pacific

                                                            FOREIGN
                                                            EXCHANGE
                                     26                      IMPACT
                          26 WEEKS  WEEKS     INCREASE      POSITIVE     PERCENT
                           ENDED    ENDED    (DECREASE)    (NEGATIVE)   OF TOTAL
                          JUNE 29, JULY 1, --------------- -----------  ----------
                            1996    1995   DOLLAR  PERCENT DOLLAR  PP   1996  1995
(DOLLARS IN MILLIONS)     -------- ------- ------  ------- ------  ---  ----  ----
Sales....................  $169.7  $170.2  $(0.5)    --    $(16.7) (11)  24%   25%
Segment profit...........    28.6    24.0    4.6      19%    (2.9) (17)  23    21

  The operational increases reflect a better sales mix in Japan due to a promotion on cookware, volume improvement in Korea as the sales force responded to strong incentives, and higher volume in Australia on the strength of improved recruiting. The profit improvement reflects the sales mix in Japan and the higher volume in Korea, along with more favorable manufacturing costs. These factors were partially offset by the unfavorable impact of foreign exchange.

1995 VS. 1994 AND 1994 VS. 1993

 Net Sales and Net Income

  Net sales in 1995 of $1.4 billion were 7% higher than 1994 net sales of $1.3 billion due to improvement in international operations and a $33.2 million benefit of favorable foreign exchange, which more than offset a decline in the United States. In 1994, sales increased by 9% over 1993 sales of $1.2 billion, led by Asia Pacific and Europe. Net income increased by 15%, to $171.4 million in 1995, compared with $149.2 million in 1994, also on the strength of international operations and an $8.5 million benefit of favorable foreign exchange.

Partially offsetting these factors was lower profit in the United States. Net income in 1994 improved by 27% from $117.9 million in 1993 as a result of the higher sales, along with lower cost of products and lower interest expense. In 1995 and 1994, respectively, 85% and 82% of Tupperware's sales and 96% and 92% of its segment profit were from operations outside the United States.

 Costs and Expenses

  The cost of products sold in relation to sales was 35.4%, 36.2%, and 37.5% in 1995, 1994, and 1993, respectively. 1995's improvement was the result of reduced manufacturing costs along with selected price increases, which outweighed significant increases in raw material costs. The 1994 decrease resulted from manufacturing efficiencies in Asia Pacific and Latin America. Delivery, sales, and administrative expense as a percentage of sales was 48.1%, 48.9%, and 48.7% in 1995, 1994, and 1993, respectively. The ratio improved in 1995 compared with 1994 due to the higher 1995 sales while costs were contained.

 Tax Rate

  The effective tax rates for 1995, 1994, and 1993, were 23.8%, 22.0%, and 20.6%, respectively. The 1995 increase reflects the absence of the 1994 reduction of valuation allowances against certain deferred tax assets, partially offset by the effect of the favorable resolution of certain tax contingencies. The higher effective rate in 1994 compared with 1993 reflects a lower realization of foreign tax benefits.

 Net Interest

  In 1995 and 1994, Tupperware had net interest income of $1.9 million and $0.2 million, respectively. In 1993, Tupperware had net interest expense of $12.6 million.

1995 VS. 1994

 Regional Results

                                                            FOREIGN
                                                            EXCHANGE
                                                             IMPACT      PERCENT
                           YEAR     YEAR      INCREASE      POSITIVE       OF
                          ENDED    ENDED     (DECREASE)    (NEGATIVE)     TOTAL
                         DEC. 30, DEC. 31, --------------- -----------  ----------
                           1995     1994   DOLLAR  PERCENT DOLLAR  PP   1995  1994
(DOLLARS IN MILLIONS)    -------- -------- ------  ------- ------  ---  ----  ----
Sales:
  Europe................ $  595.1 $  540.1 $ 55.0     10%  $ 56.9   11   44%   42%
  Americas:
    United States ......    208.6    228.8  (20.2)    (9)     --   --    15    18
    Americas, other than
     United States .....    200.6    176.4   24.2     14    (39.9) (23)  15    14
                         -------- -------- ------          ------       ---   ---
                            409.2    405.2    4.0      1    (39.9) (10)  30    32
                         -------- -------- ------          ------       ---   ---
  Asia Pacific .........    355.1    329.3   25.8      8     16.2    5   26    26
                         -------- -------- ------          ------       ---   ---
                         $1,359.4 $1,274.6 $ 84.8      7   $ 33.2    3  100%  100%
                         ======== ======== ======          ======       ===   ===
                                                            FOREIGN
                                                            EXCHANGE
                                                             IMPACT      PERCENT
                           YEAR     YEAR      INCREASE      POSITIVE       OF
                          ENDED    ENDED     (DECREASE)    (NEGATIVE)     TOTAL
                         DEC. 30, DEC. 31, --------------- -----------  ----------
                           1995     1994   DOLLAR  PERCENT DOLLAR  PP   1995  1994
                         -------- -------- ------  ------- ------  ---  ----  ----
Segment Profit:
  Europe ............... $  156.8 $  125.0 $ 31.8     25%  $ 15.3   12   64%   61%
  Americas:
    United States.......     10.3     16.0   (5.7)   (36)     --   --     4     8
    Americas, other than
     United States .....     19.4     15.7    3.7     24     (9.8) (63)   8     8
                         -------- -------- ------          ------       ---   ---
                             29.7     31.7   (2.0)    (6)    (9.8) (31)  12    16
                         -------- -------- ------          ------       ---   ---
  Asia Pacific .........     59.4     46.3   13.1     28      3.1    7   24    23
                         -------- -------- ------          ------       ---   ---
                         $  245.9 $  203.0 $ 42.9     21   $  8.6    4  100%  100%
                         ======== ======== ======          ======       ===   ===

 Europe

  The sales increase in 1995 was due to the favorable impact of foreign exchange, largely attributable to Germany. Additionally, on a local currency basis, a 20% sales increase in Italy and sales decreases in the United Kingdom and Spain of 27% and 31%, respectively, occurred but did not significantly affect the year-to-year comparison for the region either individually or in the aggregate.

  The segment profit increase reflects the benefit of foreign exchange, as well as higher profit in Germany on a local currency basis, a smaller loss in the United Kingdom, and lower area administrative costs. Germany's segment profit increased by 14% from the impact of foreign exchange and by an additional 7% from operations due primarily to improved gross margins. Operating efficiencies in the United Kingdom and Spain resulted in a reduction in the loss in the United Kingdom and a small profit in Spain, despite the lower sales in these countries.

 Americas

  United States sales and segment profit in 1995 decreased due to lower volume. The number of consultants grew by 4%, and the average active sales force grew by 2%, but there was a large decrease in the productivity of the sales force. Productivity in 1995 was down due to weakness in response by the sales force to certain promotional programs. Steps have been taken to improve those promotional programs in 1996.

  In the Americas, excluding the United States, the sales increase was led by operating improvements in Brazil, Mexico and Venezuela. In Latin America, a net of 69 new distributors were added in 1995. The total number of consultants more than doubled, and the average active sales force grew by 68%. Sales grew by 169% in Brazil and 66% in Venezuela. Mexico's sales increased by 39% in local currency terms, although they decreased overall due to the negative impact of the peso devaluation, which reduced sales by $40.0 million.

  The negative impact of foreign exchange on the segment profit comparison of the Americas, other than the United States, was due to the Mexican peso's devaluation. Profit in Brazil increased substantially, from a small base in 1994, and Venezuela had a profit in 1995 versus a loss in 1994. Despite a weaker Mexican peso, the improvement in Latin America, particularly in Brazil, was attributable to relatively stable economic conditions, a focus on recruiting and distributor expansion, streamlining of operations, and simplified promotional programs.

 Asia Pacific

  The sales increase in Asia Pacific was the result of favorable foreign exchange, along with operational improvements in Korea, the Philippines, and some of the region's smaller markets. Sales in Japan increased by $8.2 million overall, but, excluding the effect of foreign exchange, decreased by $4.9 million due to an estimated $9 million impact from the Kobe earthquake at the beginning of the year. Sales in Korea and the Philippines increased by $7.1 million and $6.0 million, respectively. The increase in the Philippines was the result of a substantial increase in the average active sales force, while the Korean increase reflects a strong improvement in sales force productivity.

  The segment profit increase was due primarily to a 52% increase in Korea and a profit in Australia versus a loss in 1994. The increase in Korea was due to the higher sales, along with improved margins. Australia's favorable profit comparison was primarily due to lower promotional costs and the absence of 1994's costs incurred to shut down a manufacturing plant. Profit in Japan increased by 8% compared with 1994, despite the negative impact of the Kobe earthquake which affected profit by approximately $5 million.

1994 VS. 1993

Regional Results

                                                           FOREIGN
                                                           EXCHANGE
                                                            IMPACT
                           YEAR     YEAR      INCREASE     POSITIVE     PERCENT
                          ENDED    ENDED     (DECREASE)   (NEGATIVE)   OF TOTAL
                         DEC. 31, DEC. 25, -------------- -----------  ----------
                           1994     1993   DOLLAR PERCENT DOLLAR  PP   1994  1993
(DOLLARS IN MILLIONS)    -------- -------- ------ ------- ------  ---  ----  ----
Sales:
  Europe ............... $  540.1 $  505.1 $ 35.0     7%  $  9.3    2   42%   43%
  Americas:
    United States ......    228.8    225.4    3.4     2       --   --   18    19
    Americas, other than
     United States .....    176.4    154.4   22.0    14    (12.2)  (8)  14    13
                         -------- -------- ------         ------       ---   ---
                            405.2    379.8   25.4     7    (12.2)  (3)  32    32
                         -------- -------- ------         ------       ---   ---
  Asia Pacific .........    329.3    286.9   42.4    15     17.7    6   26    25
                         -------- -------- ------         ------       ---   ---
                         $1,274.6 $1,171.8 $102.8     9   $ 14.8    1  100%  100%
                         ======== ======== ======         ======       ===   ===
                                                           FOREIGN
                                                           EXCHANGE
                                                            IMPACT
                           YEAR     YEAR      INCREASE     POSITIVE     PERCENT
                          ENDED    ENDED     (DECREASE)   (NEGATIVE)   OF TOTAL
                         DEC. 31, DEC. 25, -------------- -----------  ----------
                           1994     1993   DOLLAR PERCENT DOLLAR  PP   1994  1993
                         -------- -------- ------ ------- ------  ---  ----  ----
Segment Profit:
  Europe ............... $  125.0 $  110.3 $ 14.7    13%  $  2.3    2   61%   62%
  Americas:
    United States ......     16.0     12.5    3.5    28       --   --    8     7
    Americas, other than
     United States .....     15.7     15.7     --    --     (2.1) (13)   8     9
                         -------- -------- ------         ------       ---   ---
                             31.7     28.2    3.5    12     (2.1)  (7)  16    16
                         -------- -------- ------         ------       ---   ---
  Asia Pacific .........     46.3     40.3    6.0    15      3.4    8   23    22
                         -------- -------- ------         ------       ---   ---
                         $  203.0 $  178.8 $ 24.2    13   $  3.6    2  100%  100%
                         ======== ======== ======         ======       ===   ===

 Europe

  The 1994 sales improvement was due primarily to operational improvements in Germany, Austria, and Switzerland along with the favorable impact of foreign exchange. These factors were partially offset by a decrease in sales in the United Kingdom. Sales in Germany increased by 13%, of which 3 percentage points were due to foreign exchange. The operational improvement in Germany was due to higher volume, despite slower sales in the fourth quarter as distributors reduced their inventories. Sales in Austria and Switzerland increased by 18% and 23%, respectively, as a result of larger sales forces. Sales in the United Kingdom fell by 19% reflecting a lower number of recruits.

  The region's segment profit increase was led by improvement in Germany, along with favorable foreign exchange, which was partially offset by higher area manufacturing costs and a larger loss in the United Kingdom. The 26% increase in profit in Germany was attributable to the higher sales, reflecting a larger active sales force, improved recruiting, and lower promotional costs. The loss in the United Kingdom was nearly three times greater than the 1993 loss reflecting the lower level of sales and higher promotional costs.

 Americas

  United States sales rose slightly in 1994, as a successful effort to increase the size of the sales force was substantially offset by lower sales force productivity. Profit improved as higher sales and reduced promotional spending offset the negative impact on margins from the lower level of production.

  The sales improvement in the Americas, excluding the United States, reflects Brazil's sales increase of more than 150%, and Mexico's sales increase of 29% in local currency terms and 17% including the negative impact of foreign exchange. The improvement resulted from increasing the number of distributors, managers, and dealers in both countries, as well as aggressive product pricing in Brazil.

  Segment profit improved by 15% in Mexico, despite a 12 percentage point negative impact from foreign exchange, and Brazil's profit was an improvement from a loss in 1993. The profit improvements in these countries followed from the higher sales but were offset by a loss in Canada from higher product costs and declines in Argentina and Venezuela.

 Asia Pacific

  Asia Pacific's sales increase reflects a benefit from favorable foreign exchange, along with operational improvements in Japan, the Philippines, and Korea, which were partially offset by lower sales in Australia. The 20%, 24%, and 18% increases in the sales of Japan, the Philippines and Korea, respectively, were the result of successful recruiting efforts and corresponding increases in sales force size, and favorable foreign exchange in Japan, which was responsible for 10 percentage points of that country's improvement. The lower sales in Australia resulted from ineffective promotional programs.

  Segment profit rose in Japan, Korea, and the Philippines by 29%, 60% and 33%, respectively, while Australia had a loss in 1994 compared with a profit in 1993. The improvements in Japan, Korea, and the Philippines were the result of the higher sales volume, generated through increased promotional spending, along with favorable foreign exchange in Japan, which accounted for 11 percentage points of the increase. The loss in Australia was the result of decreased sales along with a $3.8 million charge to shut down a manufacturing plant.

FINANCIAL CONDITION

  Under the distribution agreement between Premark, Tupperware and Dart, entered into in connection with the Distribution, Dart paid a special dividend to Premark of $284.9 million on May 24, 1996.

  Prior to the Distribution, Tupperware's domestic cash requirements, including working capital expenditures, were financed by Premark through its centralized cash management system. On May 17, 1996, Tupperware and certain of its subsidiaries entered into a 5-year $300 million unsecured multicurrency credit facility. This facility was used in funding the dividend payment to Premark, but in late June, all outstanding borrowings were refinanced through the issuance of commercial paper. Amounts available under the multicurrency credit facility and through commercial paper borrowings and foreign uncommitted lines of credit, which totalled $152.1 million at June 29, 1996, along with cash generated by operating activities are expected to be adequate to finance any additional working capital needs and capital expenditures.

  Net cash provided by operating activities increased to $58.0 million for the first six months of 1996 compared with $33.6 million for the first six months of 1995. The improvement reflects the higher level of earnings for the 1996 period, along with a smaller net increase in working capital. Net cash used in investing activities was for capital expenditures and totaled $39.9 million and $25.6 million in the first halves of 1996 and 1995, respectively.

  Working capital decreased to $17.0 million as of June 29, 1996, compared with $88.1 million as of December 30, 1995. This decrease was the result of a net increase in short-term borrowings of $105.3 million, primarily in connection with funding the special dividend to Premark. An additional $100.0 million of short-term borrowings was classified as non-current at June 29, 1996, due to Tupperware's ability and intent to keep this amount of short-term borrowings outstanding for more than one year. The most significant factor offsetting this decrease in working capital was an increase in net accounts receivable of $33.2 million. However, days sales outstanding from operations was modestly lower at the end of the second quarter of 1996 compared with the end of the second quarter of 1995.

                       BUSINESS OF TUPPERWARE CORPORATION

  Tupperware is a worldwide direct selling consumer products company engaged in the manufacture and sale of Tupperware products.

  Principal Products. Tupperware conducts its business through a single business segment, manufacturing and marketing a broad line of highest-quality consumer products for the home and for personal care. The core of Tupperware's product line consists of food storage containers which preserve freshness through the well-known Tupperware seals. Tupperware also has an established line of children's educational toys, serving products and gifts. The line of products has expanded over the years into kitchen, home storage and organizing uses with products such as Modular Mates(TM), Fridge Stackables(TM), OneTouch(TM) canisters and many specialized containers. In recent years, Tupperware has expanded its offerings in the food preparation and service areas through the addition of a number of products, including double colanders, tumblers and mugs, mixing and serving bowls, serving centers, microwaveable cooking and serving products, and kitchen utensils.

  Tupperware continues to introduce new designs and colors in its product lines, and to extend existing products into new markets around the world. The development of new products varies in different markets around the world in order to address differences in cultures, lifestyles, tastes and needs of the markets. New product development and introduction will continue to be an important part of Tupperware's strategy.

  Products sold by Tupperware are primarily produced by Tupperware in its manufacturing facilities around the world. In some markets, Tupperware sources certain products from third parties and/or contracts with local manufacturers to manufacture its products, utilizing high-quality molds which are generally supplied by Tupperware. Promotional items provided at product demonstrations include items obtained from outside sources.

  Markets. Tupperware's business is operated on the basis of three geographic segments: Europe, the Americas and Asia Pacific. Tupperware has operations in more than 60 countries and its products are sold in more than 100 foreign countries and in the United States. For the past five fiscal years, sales in foreign countries represented, on average, 81% of total Tupperware revenues.

  During 1995, Tupperware entered several new international markets, including Poland and several countries in southern Africa. During 1996, Tupperware has established operations in China, additional Eastern European countries and several Middle Eastern countries. Additionally, Tupperware has received approval to do business in India. Market penetration varies throughout the world. Several "developing" areas which have low penetration, such as Latin America, Asia and Eastern Europe, provide significant growth potential for Tupperware. Tupperware's strategy continues to include aggressive expansion into new markets throughout the world.

  Distribution of Tupperware Products. Tupperware's products are distributed worldwide through the "direct selling" method of distribution, in which products are sold to consumers outside traditional retail store channels. The distributorship system is intended to facilitate the timely distribution of products to the consumer, and to establish uniform practices regarding the use of Tupperware(TM) trademarks and the administrative arrangements with Tupperware, such as order entry and delivery, payment, recruitment and training of dealers.

  Tupperware products are sold directly to distributors or dealers throughout the world. Distributors are granted the right to market Tupperware products using the demonstration method and utilizing the Tupperware trademark. The vast majority of Tupperware's distributorship system is composed of distributors, managers and dealers (known in the United States as consultants) who are independent contractors and not employees of Tupperware. In certain limited circumstances Tupperware owns the distributorship for a period of time until an independent distributor can be installed, in order to maintain market presence.

  Key aspects of Tupperware's strategy are expanding its business by enlarging the number of distributors, and at the same time increasing the business of existing distributors. Under the Tupperware system, distributors recruit, train and motivate a large sales force to cover the distributor's geographic area. Managers are developed and promoted by distributors to assist the distributor in recruiting, training and motivating dealers, as well as continuing to hold their own demonstrations.

  As of December 30, 1995, the Tupperware distribution system had over 1,670 distributors, 44,000 managers and 790,000 dealers worldwide. The dealer force continues to increase each year.

  Tupperware relies primarily on the "demonstration" method of sales, which is designed to enable the purchaser to appreciate through demonstration the features and benefits of Tupperware products. Demonstrations, which are sometimes referred to as "Tupperware parties," are held in homes, offices, social clubs and other locations. In excess of 13 million demonstrations were held in 1995 worldwide. Tupperware products are also promoted through monthly brochures mailed to persons invited to attend Tupperware parties and various other types of demonstrations. Sales of Tupperware products are supported by Tupperware through a program of sales promotions, sales and training aids and motivational conferences for the independent sales force. In addition, to support its sales force, Tupperware utilizes catalogs, magazine advertising and toll-free telephone ordering, which helps increase its sales levels with hard-to-reach customers.

  The distribution of products to consumers is primarily the responsibility of distributors, who are required to maintain their own inventory of Tupperware products, the necessary warehouse facilities and delivery systems. In certain markets, Tupperware offers distributors the use of a delivery system of direct product shipment to consumers or dealers, which is intended to reduce the distributor's investment in inventory and enable distributors to be more cost-efficient.

  Competition. There are two primary competitive factors which affect Tupperware's business: (i) competition with other "direct sales" companies for sales personnel and demonstration dates and (ii) competition in the markets for food storage and serving containers, toys, personal care items, and gifts in general. Tupperware believes that it holds a significant market share in each of these markets in many countries. This has been facilitated by innovative product development and a large, dedicated worldwide sales force. Tupperware's competitive strategies are to continue to expand its direct selling distribution system, and to provide high-quality, high-value products throughout the world.

  Employees. Tupperware employs approximately 7,500 people, of whom approximately 1,000 are based in the United States. Tupperware's United States work force is not unionized. In certain countries, Tupperware's work force is covered by collective arrangements decreed by statute. The terms of most of these arrangements are determined on an annual basis. Additionally, approximately 138 Tupperware manufacturing employees in the Australian mold manufacturing operation are covered by a collective bargaining agreement which is negotiated annually. There have been no work stoppages or threatened work stoppages in over three years and Tupperware believes its relations with its employees to be good. The independent consultants, dealers, managers and distributors engaged in the direct sale of Tupperware products are not employees of Tupperware.

  Research and Development. For fiscal years ended 1995, 1994 and 1993, Tupperware spent approximately $6.3 million, $8.9 million and $9.8 million, respectively, on research and development activities for new products.

  Raw Materials. Products manufactured by Tupperware require plastic resins meeting its specifications. These resins are purchased through various arrangements with a number of large chemical companies located throughout Tupperware's markets. As a result, Tupperware has not experienced difficulties in obtaining adequate supplies and generally has been successful in mitigating the effects of increases in market resin prices. Research and development relating to resins used in Tupperware products is performed by both Tupperware and its suppliers.

  Trademarks and Patents. Tupperware considers its trademarks and patents to be of material importance to its business. However, except for the Tupperware(TM) trademark, Tupperware is not dependent upon any single patent or trademark, or group of patents or trademarks. The trademark on the Tupperware name is registered on a country by country basis. The current duration for such registration ranges from seven years to 15 years; however, each such registration may be renewed an unlimited number of times. The patents and trademarks used in Tupperware's business are registered and maintained on a worldwide basis, with a variety of durations. Tupperware has followed the practice of applying for design and utility patents with respect to most of the significant patentable developments.

  Environmental Laws. Compliance with federal, state and local environmental protection laws has not in the past had, and is not expected to have in the future, a material effect upon Tupperware's capital expenditures, liquidity, earnings or competitive position.

  Other. Tupperware sales do not vary significantly on a quarterly basis; however, third quarter sales are generally lower than the other quarters in any year due to vacations by Tupperware's sales consultants and their customers as well as Tupperware's reduced promotional activities during such quarter. Sales generally increase in the fourth quarter as it includes traditional gift giving occasions in many of Tupperware's markets and as children return to school and households refocus on activities that include the use of Tupperware's products. There are no working capital practices or backlog conditions which are material to an understanding of Tupperware's business. Tupperware's business is not dependent on a small number of customers, nor is any of its business subject to renegotiation of profits or termination of contracts or subcontracts at the election of the United States government.

                    DESCRIPTION OF THE NOTES AND GUARANTEES

GENERAL

  The following description of the terms of the Notes offered hereby supplements and should be read in conjunction with the statements under "Description of Debt Securities, Warrants and Guarantees" in the accompanying Prospectus.

  The Notes offered hereby will be unsecured obligations of the Company, will be limited to $100,000,000 aggregate principal amount, will be unconditionally guaranteed as to payment of principal and interest by Tupperware and will
mature on            , 20  . The Notes will bear interest at the rate of      %
per annum from           , 1996. Interest on the Notes will be payable on
  and           in each year, commencing on         , 1997, to the persons in
whose names the Notes are registered at the close of business on the preceding
         and            , respectively. The Notes will be issued in fully
registered form only in the denomination of $1,000 and multiples thereof.

  The Notes will be subject to the provisions of the Indenture described under "Description of Debt Securities, Warrants and Guarantees--Defeasance and Discharge, Covenant Defeasance" in the accompanying Prospectus.

  Subject to certain exceptions and limitations, the Company will pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal and interest on the Notes, after deduction for any present or future tax, assessment or governmental charge of The Netherlands or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to payment, will not be less than the amount provided in the Notes to then be due and payable. Tupperware has unconditionally guaranteed the Company's payment of additional amounts. See "Description of Debt Securities, Warrants and Guarantees--Payment of Additional Amounts" in the accompanying Prospectus.

BOOK-ENTRY PROCEDURES

  Upon issuance, all Notes will be represented by a fully registered global note (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary. A further description of the Depositary's procedures with respect to the Global Note is set forth in the accompanying Prospectus under "Description of Debt Securities, Warrants and Guarantees-- Book-Entry System."

REDEMPTION

  The Notes are not redeemable prior to their maturity, except that the Notes may be redeemed, as a whole but not in part, at a redemption price equal to 100% of their principal amount, together with interest thereon to the date fixed for redemption, if, at any time, the Company or Tupperware has been or will be required to pay additional amounts with respect to the Notes. See "Description of Debt Securities, Warrants and Guarantees--Optional Tax Redemption" in the accompanying Prospectus.

                                  UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below:

                                                                    PRINCIPAL
                                                                    AMOUNT OF
               UNDERWRITER                                            NOTES
               -----------                                         ------------
      Morgan Stanley & Co. Incorporated........................... $ 50,000,000
      Goldman, Sachs & Co.........................................   50,000,000
                                                                   ------------
          Total................................................... $100,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to receipt of an opinion of counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

  The Underwriters propose initially to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
    % of the principal amount of the Notes. Any Underwriter may allow, and such
dealers may reallow, a concession not in excess of     % of the principal
amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  The Underwriters have provided and will in the future continue to provide investment banking and other financial services for the Company and certain of its affiliates in the ordinary course of business for which they have received and will receive customary compensation.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS AND THE ACCOMPANYING           +
+PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE            +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS ISSUED SEPTEMBER 16, 1996 (SUBJECT TO COMPLETION)

                        TUPPERWARE FINANCE COMPANY B.V.

                                DEBT SECURITIES
                                      AND
                      WARRANTS TO PURCHASE DEBT SECURITIES

                             TUPPERWARE CORPORATION
                                   GUARANTOR

  Tupperware Finance Company B.V., (the "Company") from time to time may offer one or more series of unsecured notes, debentures or other debt securities ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereinafter collectively called the "Securities") having an aggregate initial offering price of up to U.S. $200,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit. All Debt Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Tupperware Corporation ("Tupperware"). The guarantees of the Debt Securities (the "Guarantees") will constitute unsecured obligations of Tupperware and will rank pari passu with other unsecured indebtedness of Tupperware.

  The Debt Securities will be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in one or more supplements to this Prospectus (a "Prospectus Supplement"). The Debt Securities and Warrants may be sold for U.S. Dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. Dollars, foreign currencies or foreign currency units. The specific designation, aggregate principal amount, the currency or currency unit for which the Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the Prospectus Supplement. With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

  The Company may sell Securities through underwriting syndicates led by one or more managing underwriters or through one or more underwriting firms acting alone, to or through dealers, acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution". The names of any underwriters, dealers or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation will be set forth in the Prospectus Supplement.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED UPON  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
      THE PROSPECTUS  TO  WHICH  IT RELATES.  ANY  REPRESENTATION  TO  THE
       CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

              The date of this Prospectus is               , 1996.

                             AVAILABLE INFORMATION

  Tupperware is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such material can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission.

  The Company and Tupperware have filed with the Commission a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments thereof) under the Securities Act of 1933, as amended, with respect to the Securities and the Guarantees offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto to which reference is hereby made.

  The Company has requested that the Commission grant to the Company an order exempting it from the reporting obligations of Sections 13 and 15(d) of the Exchange Act. If such order is granted, the Company will not file reports under the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by Tupperware (File No. 1-11657) with the Commission pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

  (a) Amendment No. 4 on Form 10/A4 to Tupperware's Registration Statement on Form 10 (No. 1-11657) filed with the Commission on May 21, 1996, including the exhibits thereto; and

  (b) Tupperware's Quarterly Reports on Form 10-Q for the periods ended March 30, 1996 and June 29, 1996.

  All documents filed by Tupperware with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Tupperware and the Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (without exhibits other than exhibits specifically incorporated by reference). Requests should be directed to Tupperware Corporation, P.O. Box 2353, Orlando, Florida 32802, Attention: Corporate Secretary's Office (telephone number:
(407) 826-5050).

                            TUPPERWARE CORPORATION

  Tupperware is a worldwide direct selling consumer products company engaged in the manufacture and sale of Tupperware products. The core of Tupperware's product line consists of food storage containers which preserve freshness through the well-known Tupperware seals. Tupperware's products are distributed worldwide through the "direct selling" method of distribution, in which products are sold to consumers outside traditional retail store channels. Tupperware has operations in more than 60 countries and its products are sold in more than 100 foreign countries and in the United States. For the past five fiscal years sales in foreign countries represented, on average, 81% of total Tupperware revenues.

  Tupperware became an independent public company on May 31, 1996 when its common stock was distributed to the shareholders of Premark International, Inc. ("Premark"). Tupperware is a Delaware corporation and its common stock is traded on the New York Stock Exchange. The address and telephone number of its corporate headquarters are 14901 South Orange Blossom Trail, Orlando, Florida 32837, (407) 826-5050.

                        TUPPERWARE FINANCE COMPANY B.V.

  The Company was organized under the Dutch Civil Code on September 12, 1996. The Company is a wholly-owned subsidiary of Tupperware Finance Holding Company B.V., which is a wholly-owned subsidiary of Tupperware. The Company was organized to provide financing to Tupperware and other subsidiaries or affiliates of Tupperware.

  The registered office of the Company is at Rijksstraatweg 113-117, NL-3632 AB Loenen a/d Vecht, Netherlands. The Company's telephone number is (407) 826-5050.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                              AND RELATED MATTERS

  The Company was organized under the Dutch Civil Code. Certain of its directors and officers are residents of non-United States jurisdictions and substantially all of the assets of the Company, and all or a substantial portion of the assets of such other persons, are located in non-United States jurisdictions. As a result, it may be difficult for investors to effect service within the United States upon such persons or to enforce against them, in the United States, such judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Additionally, there is doubt as to the enforceability in The Netherlands, in original actions or in actions for enforcement of judgements of United States courts, of liabilities predicated upon the United States federal securities laws.

                                USE OF PROCEEDS

  Unless otherwise indicated in a Prospectus Supplement relating to a series of Securities, the net proceeds received by the Company from the sale of Securities will be advanced to, or otherwise invested in, other subsidiaries or affiliates of Tupperware to be used for general corporate purposes, which may include the repayment of indebtedness.

         RATIO OF EARNINGS TO FIXED CHARGES OF TUPPERWARE CORPORATION

  The following table sets forth the ratio of earnings to fixed charges of Tupperware for the periods indicated:

                          26 WEEKS ENDED                   YEAR ENDED
                         ---------------- -----------------------------------------------
                         JUNE 29, JULY 1, DEC. 30, DEC. 31, DEC. 25, DEC. 26,    DEC. 28,
                           1996     1995    1995     1994     1993     1992        1991
                         -------- ------- -------- -------- -------- --------    --------
Historical..............    14.2x   14.9x    14.9x    10.9x     5.8x      --(1)      3.3x
Pro forma for
 Distribution...........     7.8x             7.3x

  (1) For the fiscal year ended December 26, 1992, fixed charges exceeded earnings by $42.6 million. Pre-tax income was reduced by a $136.7 million charge primarily related to consolidation of manufacturing capacity and restructuring the U.S. distribution system. Excluding this charge, the ratio would have been 4.0.

  For the purpose of calculating the ratios, earnings consist of income (loss) before income taxes and cumulative effect of accounting changes to which has been added fixed charges less capitalized interest. Historical fixed charges consist of interest expense, interest capitalized, and one third of rental expense, the approximate portion representing interest. In calculating the ratios that are pro forma for the Distribution, fixed charges have been increased for the assumed incremental interest on borrowings incurred in conjunction with the Distribution (see Note 2(a) to the Tupperware Corporation Pro Forma Consolidated Statement of Income).

            DESCRIPTION OF DEBT SECURITIES, WARRANTS AND GUARANTEES

  The following description of the terms of the Debt Securities, Warrants and Guarantees sets forth certain general terms and provisions of the Debt Securities, Warrants and Guarantees to which a Prospectus Supplement may relate. The particular terms and provisions of the Debt Securities offered by a Prospectus Supplement (the "Offered Debt Securities") or Warrants offered by a Prospectus Supplement and the extent, if any, to which such general terms and provisions may not apply to the Debt Securities and Warrants so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities and Warrants.

  The Debt Securities will be issued under an Indenture (the "Indenture"), among the Company, Tupperware and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities, the Warrants, the Guarantees and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Securities, the Warrant Agreements, the Guarantees and the Indenture, including the definition therein of certain terms. Wherever particular sections, articles or defined terms of the Indenture are referred to herein, such sections, articles or defined terms shall be as specified in the Indenture. Certain defined terms in the Indenture are capitalized herein. Section numbers below refer to provisions of the Indenture.

GENERAL

  The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company.

  All Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company and will have the benefit of the Guarantees described below.

  Reference is made to the Prospectus Supplement relating to the particular Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities or the particular series thereof; (ii) any limit on the aggregate principal amount of the Offered Debt Securities or the particular series thereof; (iii) whether the Offered Debt Securities are to be issuable as Registered Securities or Unregistered Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be issuable in permanent global form; (iv) the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued;
(v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates per annum (or the formula by which such rate or rates shall be determined) at which the Offered Debt Securities will bear interest, if any, and the dates from which any such interest will accrue; (vii) the interest payment dates on which any such interest on the Offered Debt Securities will be payable, the regular record date for any interest payable on any Offered Debt Securities that are Registered Securities on any interest payment date, and the extent to which, or the manner in which, any interest payable on a Global Security on an interest payment date will be paid if other than in the manner described below under "Book-Entry System"; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) each office or agency where, subject to the terms of the Indenture as described below under "Payments and Paying Agents," the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer," the Offered Debt Securities may be presented for registration of transfer or exchange; (x) the price or prices at which and, the period or periods within which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xi) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof, and the denomination in which any Offered Debt Securities which are Unregistered Securities will be issuable, if other than denominations of U.S. $5,000 and any integral multiple thereof; (xii) the currency or currencies of payment of principal of and any premium and interest on the Offered Debt Securities; (xiii) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xiv) any additional covenants applicable to the Offered Debt Securities; (xv) whether the Offered Debt Securities will not be defeasible by the Company or Tupperware pursuant to the provisions described below under "Defeasance and Discharge, Covenant Defeasance"; and (xvi) any other terms and provisions of the Offered Debt Securities or the Guarantees not inconsistent with the terms and provisions of the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities. (Section 2.3).


  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Offered Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Offered Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

  Some of the Debt Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax considerations and other special considerations applicable to any original issue discount securities will be set forth in the applicable Prospectus Supplement.

  There are no covenants or provisions contained in the Indenture which may afford debt holders protection in the event of a highly leveraged transaction.

WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a warrant agent to be designated by the Company (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. Holders of Warrants (without the consent of the Warrant Agent, any Trustee, the holders of any Debt Securities or the holders of any other Warrants) may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce or otherwise in respect of, their rights to exercise Warrants evidenced by Warrant Certificates. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates representing the Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrant Agreements.

  Reference is made to the Prospectus Supplement relating to any particular issue of Warrants for the terms of such Warrants, including, where applicable:
(i) the initial public offering price of such Warrants; (ii) the title and terms of any Debt Securities with which such Warrants are issued, the number of such Warrants issued with each Debt Security offered and the date, if any, on or after such Warrants and the related Debt Securities will be separately transferable; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise; (iv) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (v) U.S.

federal income tax consequences applicable to such Warrants; and (vi) any other terms of such Warrants. The exercise price for Warrants may be subject to adjustment in accordance with the applicable Prospectus Supplement.

  Unless otherwise provided in the related Prospectus Supplement, each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void. The place or places where, and the manner in which, Warrants may be exercised will be specified in the Prospectus Supplement relating to such Warrants.

  Prior to the exercise of any Warrants to purchase Debt Securities, holders of such Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture.

  Unless otherwise provided in the related Prospectus Supplement, each Warrant Agreement may be amended by the Company and the Warrant Agent (i) without the consent of the holders of Warrants for the purpose of curing any ambiguity, curing, correcting or supplementing any defective provision contained therein or making such provisions with respect to matters or questions arising thereunder as the Company and the Warrant Agent may deem necessary or desirable, provided that such action will not have a material adverse effect on the interests of the holders of Warrants and (ii) with the consent of the holders of not less than a majority of the Warrants then outstanding and unexercised for any other reason.

GUARANTEES

  Tupperware will unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest (including additional amounts) on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. (Section 2.13). Tupperware may, without the consent of the holders of the Debt Securities, assume all rights and obligations of the Company with respect to a series of the Debt Securities, as described in the Indenture, and upon such assumption, the Company will be released from its liabilities under the Indenture and under such series of Debt Securities. (Section 2.15). The Guarantees will rank equally with all other unsecured and unsubordinated obligations of Tupperware.

DENOMINATIONS, REGISTRATION AND TRANSFER

  The Debt Securities will be issuable as Registered Securities, Unregistered Securities or both. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Book-Entry System." Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Unregistered Securities denominated in U.S. dollars will be issued only in denominations of $5,000 or any integral multiple thereof with coupons attached. A Global Security will be issued in a denomination equal to the principal amount of outstanding Debt Securities represented by such Global Security. The Prospectus Supplement relating to Offered Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (Sections 2.3 and 2.7). The Debt Securities of each series will be consecutively numbered, beginning with the number one.

  In connection with the original issuance, no Unregistered Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Unregistered Securities") and an Unregistered Security may be delivered in connection with its original issuance only if the person entitled to receive such Unregistered Security furnishes written certification, in the form required by the Indenture, to the effect that such Unregistered Security is not being acquired by or on behalf of a United States person (as defined below under "Limitations on Issuance of Unregistered Securities"), or, if a beneficial interest in such Unregistered Security is being acquired by or on behalf of a United States person, that such United States person is a financial institution which agrees to comply with the requirements of Section 165(j) (3) (A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended ( the "Code"), and the regulations thereunder. (Sections 2.4 and 2.11). See "Limitations on Issuance of Unregistered Securities" below.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations, subject to the limitations regarding Global Securities discussed in "Book-Entry System" below. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Unregistered Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Unregistered Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Unregistered Security surrendered in exchange for a Registered Security between a record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Unregistered Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Except as provided in an applicable Prospectus Supplement, Unregistered Securities will not be issued in exchange for Registered Securities. (Section 2.8).

  Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the security registrar designated by the Company or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as the security registrar under the Indenture. (Section 2.8). If a Prospectus Supplement refers to any transfer agent (in addition to the security registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Unregistered Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 3.2).

  In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Debt Securities of that series selected to be redeemed and ending at the close business on (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable as Unregistered Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security or portion thereof called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Unregistered Security called for redemption, except to exchange such Unregistered Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 2.8).

PAYMENTS AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register. (Sections 2.7 and 3.2). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the record date for such interest payment. (Section 2.7).

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Unregistered Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. (Sections 2.7 and 3.2). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Unregistered Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 2.7). No payment with respect to any Unregistered Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of Unregistered Securities or coupons appertaining thereto pursuant to presentation to the Company or its Paying Agents within the United States or any other demand for payment to the Company or its Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of and any premium and interest on Unregistered Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Company has delivered to the Trustee an opinion of counsel to that effect. (Section 3.2).

  Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Unregistered Securities, the Company will be required to maintain
(i) a Paying Agent in each Place of Payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Unregistered Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each Place of Payment located outside the United States where Debt Securities of such series and any coupon appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange, London or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg City or any other required city located outside the United States, as the case may be, for Debt Securities of such series and
(iii) a Paying Agent in each Place of Payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (Section 3.2).

  All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium and interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and thereafter the holder of such Debt Security or any coupon appertaining thereto will look only to the Company for payment thereof. (Section 10.7).

BOOK-ENTRY SYSTEM

  Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities of any series shall be issued under a book-entry system in the form of one or more registered global securities (each a "Global Security"). Unless otherwise specified in an applicable Prospectus Supplement, each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in an applicable Prospectus Supplement or Prospectus Supplements, will be The Depository Trust Company, New York, New York (the "Depositary"). Unless otherwise specified in an applicable Prospectus Supplement, Global Securities will be registered in the name of the Depositary or its nominee and will bear a legend regarding the restrictions on exchanges and registration of transfers thereof referred to below and any other matters as may be provided for pursuant to the Indenture.

  The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the means of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interest in a Global Security.

  So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing practice, in the event that the Company requests the holders to take, or a beneficial owner desires to take, any action, the Depositary would act upon the instructions of, or authorize, the participant to take such action.

  Payment of principal of, and any premium and interest on, Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal and any premium or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

  Unless otherwise specified in an applicable Prospectus Supplement, a Global Security may not be exchanged or transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Debt Securities being offered hereby is exchangeable or transferable for Debt Securities in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct (Section 2.8).

LIMITATIONS ON ISSUANCE OF UNREGISTERED SECURITIES

  In compliance with United States federal tax laws and regulations, Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Branch of a United States Financial Institution (as defined below), and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Unregistered Securities for sale or resale in the United States or to United States persons (other than a Qualifying Branch of a United States Financial Institution) nor deliver Unregistered Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of an Unregistered Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Foreign Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder.

  Unregistered Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Unregistered Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Unregistered Securities.

  The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

PAYMENT OF ADDITIONAL AMOUNTS

  Unless otherwise provided in the Prospectus Supplement relating to a particular series of Offered Debt Securities, if any deduction or withholding for any present or future taxes, assessments or other governmental charges of The Netherlands or any political subdivision or taxing authority thereof or therein shall at any time be required in respect of any amounts to be paid by the Company under the Debt Securities of such series, the Company will pay as additional interest such additional amounts as may be necessary in order that the net amounts paid to the holder of any such Debt Security pursuant to the terms of such Debt Security, after such deduction or withholding, will be not less than the amounts specified in such Debt Security to be then due and payable; provided, however, that the Company shall not be required to make any payment of additional amounts for or on account of:

  (a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and The Netherlands or any political subdivision or territory or possession of The Netherlands or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident or treated as a resident thereof, being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of such Debt Security (where presentation is required) for payment on a date more than 20 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurs later;

  (b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (c) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of or interest on such Debt Security;

  (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the beneficial owner with a request of the Company addressed to the holder to provide information concerning the nationality, residence or identity of the holder or beneficial owner of such Debt Security, and to make such declaration or other similar claim or reporting requirement, which is required by a statute, treaty or regulation of The Netherlands as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

  (e) any condition of items (a), (b), (c) and (d) above;

nor will additional amounts be paid with respect to any payment of the principal of or interest on any such Debt Security to any such holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of The Netherlands (or any political subdivision or taxing authority of or in The Netherlands) to be included in the income for tax purpose of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such Debt Security. (Section 13.2).

  The Guarantees include Tupperware's unconditional guarantee of the due and punctual payment of any additional amounts described herein (Section 2.13).

  In the opinion of Baker & McKenzie, under Dutch law as applied and interpreted on the date of this Prospectus, no taxes, levies, imposts or charges of The Netherlands or any political subdivision or taxing authority thereof or therein would be required to be deducted or withheld from any payment by the Company under the Debt Securities.

OPTIONAL TAX REDEMPTION

  If the provisions described under "Payment of Additional Amounts" apply to a series of Debt Securities, the Debt Securities of such series may be redeemed, at the option of the Company or Tupperware, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time (except Debt Securities that have a variable rate of interest which may be redeemed only on an interest payment date) at a redemption price equal to the principal amount thereof (except for Debt Securities issued at a price representing a discount from the principal amount payable at maturity which may be redeemed at the redemption price set forth in such Debt Securities) plus accrued interest to the date fixed for redemption if, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of The Netherlands or any political subdivision or taxing authority thereof or therein, or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which The Netherlands is a party, which change, execution or amendment becomes effective on or after the original issue date of such Debt Securities, the Company or Tupperware has been or will be required to pay additional amounts with respect to such Debt Securities. (Section 13.3).

  The Company will also pay, or make available for payment, to holders on the redemption date any additional amounts (as described under "Payment of Additional Amounts" above) resulting from the payment of such redemption price.

CERTAIN DEFINITIONS

  "Consolidated Net Tangible Assets" means the total assets of Tupperware and its consolidated subsidiaries as shown on or reflected in its balance sheet less (a) all current liabilities (excluding Funded Debt), (b) advances to entities accounted for on the equity method of accounting and (c) intangible assets. "Intangible assets" means the aggregate value (net of any applicable reserves), as shown on or reflected in such balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium. (Section 1.1).

  "Exempted Indebtedness" means the sum of (i) the aggregate outstanding indebtedness of Tupperware and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens relating to Principal Property (other than liens excluded from Exempted Indebtedness as described under "Certain Covenants--Restrictions on Secured Debt") and (ii) the aggregate discounted value of the obligations of Tupperware or any Restricted Subsidiary for rental payments in respect to sale and leaseback transactions relating to Principal Property (other than sale and leaseback transactions excluded from Exempted Indebtedness as described under "Certain Covenants--Limitation on Sales and Leaseback Transactions"). (Section 1.1).

  "Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized). (Section 1.1).

  "Principal Property" means any manufacturing facility having a gross book value (without deduction of any depreciation reserves) in excess of 1% of Consolidated Net Tangible Assets at the time of determination thereof and owned by Tupperware or any Restricted Subsidiary and located within United States of America other than any such facility or portion thereof which the Board of Directors of Tupperware reasonably determines is not material to the business conducted by Tupperware and its Subsidiaries as a whole. (Section 1.1).

  "Restricted Subsidiary" means any Subsidiary (i) substantially all of the property of which is located, and substantially all of the business of which is carried on, within the United States of America and (ii) which owns or operates one or more Principal Properties; provided, however, Restricted Subsidiary does not include a Subsidiary which is primarily engaged in business as a finance or insurance company and branches thereof or a Subsidiary which acts exclusively as a holding company for a Subsidiary which is primarily engaged in business as a finance or insurance company. (Section 1.1).

  "Subsidiary" means each corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Tupperware or one or more Subsidiaries, or by the Company and one or more other Subsidiaries. (Section 1.1).

CERTAIN COVENANTS

  Restrictions on Secured Debt. Tupperware will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any evidence of indebtedness for money borrowed ("Debt") secured after the date of Indenture by a mortgage, pledge or lien ("Mortgage") on any Principal Property of Tupperware or any Restricted Subsidiary, or on any shares of stock of or Debt of any Restricted Subsidiary, without effectively providing that the Debt Securities are secured equally and ratably with (or, at Tupperware's option, prior to) such secured Debt, unless, after giving effect thereto, Exempted Indebtedness would not exceed 10% of Consolidated Net Tangible Assets.

  The above restriction does not apply to, and there will be excluded from Exempted Indebtedness in any computation under such restriction, (i) Debt secured by Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) Debt secured by Mortgages in favor of Tupperware or a Restricted Subsidiary, (iii) Debt secured by Mortgages in favor of governmental bodies to secure progress or advance payments or payments pursuant to contracts or statute, (iv) Debt secured by Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and Debt secured by Mortgages to finance the acquisition of property, shares of stock or Debt or to finance construction on property which is incurred within 180 days of such acquisition or completion of construction, (v) Debt secured by Mortgages securing industrial revenue or pollution control bonds, or (vi) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (i) through (v) inclusive; provided, however, that such extension, renewal or replacement Mortgage shall be limited to all or part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and such extension, renewal or replacement shall not be for an amount which is greater than the Mortgage extended, renewed or replaced. (Section 3.5).

  Limitation on Sales and Leaseback Transactions. Neither Tupperware nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless, after giving effect thereto, Exempted Indebtedness would not exceed 10% of Consolidated Net Tangible Assets.

  This restriction does not apply to, and there shall be excluded from Exempted Indebtedness in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period of not in excess of three years, including renewal rights, (ii) the sale or transfer of the Principal Property is made within 180 days after the later of its acquisition or completion of construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between Tupperware and a Restricted Subsidiary or between Restricted Subsidiaries, or
(v) Tupperware or such Restricted Subsidiary, within 180 days after the sale or transfer is completed, applies (A) to the retirement of the Debt Securities, other Funded Debt of the Company or Tupperware ranking on a parity with or senior to the Debt Securities, or Funded Debt of a Restricted Subsidiary, or (B) to the purchase of other property which will constitute a Principal Property having a fair market value, in the good faith opinion of the Board of Directors of Tupperware, at least equal to the fair market value of the Principal Property leased, an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property leased, or (ii) the fair market value (in the good faith opinion of the Board of Directors of Tupperware) of the Principal Property leased. In lieu of applying proceeds to the retirement of Funded Debt, Tupperware may surrender debentures or notes (including the Debt Securities) to the trustee for retirement and cancellation, or the Company or a Restricted Subsidiary may receive credit for the principal amount of Funded Debt voluntarily retired within 180 days after such sale. (Section 3.6).

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Tupperware covenants that it will not merge or consolidate or sell or convey all or substantially all of its assets unless the successor corporation is Tupperware or is a corporation organized under the laws of the United States or any State thereof which assumes Tupperware's obligations on the Guarantees and under the Indenture, and after giving effect to such transaction, Tupperware or the successor corporation would not be in default under the Indenture. (Section 9.1).

EVENTS OF DEFAULT

  An Event of Default with respect of any series of Debt Securities is defined in the Indenture as being (a) default by the Company for 30 days in the payment of any installment of interest on the Debt Securities of such series;
(b) default by the Company in the payment of any principal on the Debt Securities of such series; (c) default by the Company in the payment of any sinking fund installment with respect to Debt Securities of such series; (d) default by the Company or Tupperware in the performance of any of the covenants or warranties in the Indenture contained therein in respect of the Debt Securities of such series which shall not have been remedied within a period of 90 days after receipt of written notice by the Company and Tupperware from the Trustee or by the Company and the Trustee from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series; (e) certain events of bankruptcy, insolvency or reorganization of the Company or Tupperware; affected thereby or (f) any other Event of Default established in accordance with the Indenture with respect to such series of Debt Securities. (Section 5.1).

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of the series may declare the principal of the Debt Securities of such series (or if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified by the terms of that series) to be due and payable immediately. Upon certain conditions specified in the Indenture, such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding (each such series treated as a separate class). In addition, past defaults may be waived by the holders of a majority in principal amount of the Debt Securities of the series then outstanding affected thereby (each such series treated as a separate class), except a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Debt Security so affected. (Sections 5.1 and 5.10).

  The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the holders of such Debt Securities. (Section 6.2). The Indenture also provides that the holders of a majority in principal amount of the outstanding Debt Securities of each series affected (each series treated as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 5.9).

  The Indenture contains a covenant that the Company and Tupperware will each file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists. (Section 4.3).

DEFEASANCE AND DISCHARGE, COVENANT DEFEASANCE

  The Company and Tupperware may elect, at their option at any time, to effect a defeasance and discharge (a "Defeasance") or a covenant defeasance (a "Covenant Defeasance") in respect of the Debt Securities and, unless otherwise specified in a Prospectus Supplement relating to particular Offered Debt Securities, any series of Debt Securities.

  Upon the Company's or Tupperware's exercise of its respective option to effect a Defeasance in respect of the Debt Securities or any series thereof, the Company and Tupperware will be deemed to have been discharged from their respective obligations with respect to such Debt Securities on and after the date the conditions to Defeasance described below are satisfied. For purposes of the Indenture, Defeasance means the Company will be deemed to have paid and discharged the entire indebtedness represented by such Debt Securities and that the Company and Tupperware will be deemed to have satisfied all of their other respective obligations under or with respect to such Debt Securities and under the Indenture, except for the following: (i) the rights of Holders of such Debt Securities to receive, solely from the trust fund described in the Indenture, payments in respect of principal of, and any premium and interest on, such Debt Securities when due; (ii) certain obligations of the Company and Tupperware under the Indenture with respect to temporary securities; registration, registration of transfer and exchange; mutilated, destroyed, lost or stolen securities; maintenance of an office or agency; and money held in trust for the benefit of Holders of such Debt Securities; (iii) the rights, powers, trusts, duties and immunities of the Trustee; and (iv) the foregoing provisions. (Section 10.2).

  Upon the exercise by the Company or Tupperware of its option to effect a Covenant Defeasance with respect to any Debt Securities or any series thereof,
(i) the Company and Tupperware will be released from their respective obligations with respect to restrictions on secured debt, limitations on sales and leaseback transactions and maintenance of properties, as well as any additional covenants specified in the terms of such series of Debt Securities or any supplemental indenture related thereto, and (ii) the occurrence of certain events of default related to the foregoing covenants will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities after the date that the conditions to Covenant Defeasance described below are satisfied. (Section 10.3).

  The conditions that the Company and Tupperware must satisfy in order to effect a Defeasance or a Covenant Defeasance in respect of the Debt Securities or any series thereof are as follows: (i) the Company or Tupperware will irrevocably deposit or cause to be deposited with the trustee as trust funds, for the purpose of making payments when due under the Indenture, money or U.S. Government Obligations or a combination thereof, in an amount sufficient to pay and discharge the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of such Debt Securities and the Indenture; (ii) delivery by the Company or Tupperware of an Opinion of Counsel regarding the tax effects of such action on the Holders of Debt Securities; (iii) delivery by the Company of an Officer's Certificate to the effect that no listed Debt Securities, if then listed or any securities exchange, will be delisted; (iv) no Event of Default shall have occurred and be continuing at the time of the deposit or, regarding bankruptcy-related events, at any time on or prior to the 90th day after such deposit; (v) such Defeasance or Covenant Defeasance will not cause the trustee to have a conflicting interest under the Trust Indenture Act; (vi) such Defeasance or Covenant Defeasance will not result in a breach of or default under any other agreement to which the Company or Tupperware is a party or by which it is bound; (vii) such Defeasance or Covenant Defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless the trust is registered or exempted thereunder; and (viii) delivery by the Company and Tupperware to the Trustee of any Officer's Certificate and Opinion of Counsel, each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with. (Section 10.4).

MODIFICATION OF THE INDENTURE AND WAIVER

  The Indenture contains provisions permitting the Company, Tupperware and the Trustee, with the consent of the holders of more than 50% of the principal amount of the Debt Securities of all series then outstanding affected by such supplemental indenture (treated as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Debt Securities of each such series, except that no such supplemental indenture may, among other things, (i) extend the final maturity of any Debt Securities, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or reduce any amount payable upon any redemption thereof without the consent of the holder of each Debt Security so affected, (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such supplemental indenture, or (iii) change the substantive provisions of the Guarantees without the consent of the holders of all outstanding Debt Securities. (Section 8.2).

RESIGNATION AND REMOVAL OF TRUSTEE

  The trustee with respect to a series of Debt Securities may at any time resign by giving notice thereof to the Company, Tupperware and to the Holders of such Debt Securities. Upon receipt of such notice, the Company and Tupperware will promptly appoint a successor trustee meeting the qualifications specified in the Indenture. If no successor trustee shall have been so appointed within thirty days after mailing of such notice of resignation, the resigning trustee or any person who shall have been the Holder of any of such Debt Securities for at least six months may petition a court of competent jurisdiction for the appointment of a successor trustee. (Section 6.10).

  If at any time the trustee with respect to a series of Debt Securities shall
(i) fail to eliminate a conflicting interest or resign after a written request to do so by the Company, Tupperware or any person who shall have been the holder of any of such Debt Securities for at least six months; (ii) cease to be eligible to act as trustee and fail to resign after a written request to do so by the Company, Tupperware or any holder of Debt Securities; or (iii) become incapable of acting as trustee with respect to such Debt Securities or be adjudged bankrupt or insolvent, then in any such case, the Company or Tupperware may remove such trustee and appoint a successor trustee, or any person who shall have been the holder of any of such Debt Securities for at least six months may petition a court of competent jurisdiction for the removal of such trustee and the appointment of a successor trustee. (Section 6.10).

  The holders of a majority in aggregate principal amount of the Debt Securities of any series may at any time remove the trustee with respect to such Debt Securities and appoint a successor trustee with respect to such Debt Securities. (Section 6.10).

GOVERNING LAW

  The Indenture, the Debt Securities and the Guarantees are governed by and construed in accordance with the laws of the State of New York. Under New York law, claims for payment of principal, premium, if any, and interest will be barred by the statute of limitations six years after such amounts become due and payable. (Section 11.8).

                             PLAN OF DISTRIBUTION

  The Company and Tupperware may sell the Securities in four ways: (i) directly to purchasers, (ii) through agents, (iii) to or through underwriters and (iv) to dealers.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from Tupperware or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agents. Any underwriters or agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or Tupperware and any profit on the resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

  Offers to purchase Securities may be solicited directly by the Company or Tupperware and sales thereof may be made by the Company or Tupperware directly to institutional investors or others. The terms of any such sales will be set forth in the accompanying Prospectus Supplement.

  Offers to purchase Securities may be solicited by agents designated by the Company or Tupperware from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or Tupperware to such agent will be set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the accompanying Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company and/or Tupperware to indemnification by the Company and/or Tupperware against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company or Tupperware in the ordinary course of business.

  If any underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company and/or Tupperware will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the specific managing underwriter or underwriters, as well as any other underwriters and the terms of the transaction will be set forth in the accompanying Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company and/or Tupperware against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for, the Company and/or Tupperware in the ordinary course of business.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or Tupperware will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company and/or Tupperware against certain liabilities, including liabilities under the Securities Act, and may be customers of, engaged in transactions with, or perform services of, the Company or Tupperware in the ordinary course of business.

  Securities may also be offered or sold, if so indicated in the accompanying Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or Tupperware. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and/or Tupperware and its compensation will be described in the accompanying Prospectus Supplement. Remarketing firms may be entitled under agreements which may be entered into with the Company and/or Tupperware to indemnification by the Company and/or Tupperware against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for, the Company or Tupperware in the ordinary course of business.

  If so indicated in the accompanying Prospectus Supplement, the Company or Tupperware will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company or Tupperware at the public offering price set forth in the accompanying Prospectus Supplement pursuant to delayed delivery contracts providing for payments and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the accompanying Prospectus Supplement, and the accompanying Prospectus Supplement will set forth the commission payable for solicitation of such offers. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of such Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Any underwriters, agents or dealers utilized in the sale of Securities will not confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The validity of the Securities and the Guarantees will be passed upon for Tupperware by Thomas M. Roehlk, Esq., the Senior Vice President, General Counsel and Secretary of Tupperware, and Sidley & Austin, counsel to Tupperware, for the Company by Baker & McKenzie and for any underwriters, dealers or agents by Mayer, Brown & Platt. As of September 16, 1996, Mr. Roehlk beneficially owned 35,882 shares of Common Stock of Tupperware, including 22,581 shares over which he has the right to acquire beneficial ownership through the exercise of stock options granted under the incentive plan of Tupperware.

                                    EXPERTS

  The consolidated financial statements as of December 30, 1995 and December 31, 1994 and for each of the three years in the period ended December 30, 1995, incorporated in this Prospectus by reference to the Form 10/A4 of Tupperware Corporation dated May 21, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Securities and Exchange Commission Filing Fee.................. $ 68,966*
      Rating Agency Fees.............................................  130,000
      Fees and Expenses of Trustee...................................    8,000
      Blue Sky Fees and Expenses.....................................    5,000
      Printing and Distribution......................................  200,000
      Accountants' Fees and Expenses.................................   75,000
      Legal Fees and Expenses........................................   80,000
      Miscellaneous..................................................   33,034
                                                                      --------
          Total ..................................................... $600,000
                                                                      ========

- --------
*Actual. All other amounts are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

  The Amended and Restated Certificate of Incorporation of Tupperware provides that each person who is or was or had agreed to become a director or officer of Tupperware, or each such person who is or was serving or who had agreed to serve at the request of the Tupperware Board or an officer of Tupperware as an employee or agent of Tupperware or as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by Tupperware, in accordance with the By-laws of Tupperware, to the fullest extent permitted from time to time by DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Tupperware to provide broader indemnification rights than said law permitted Tupperware to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. In addition, Tupperware may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Restated Certificate of Incorporation.

  The By-laws of Tupperware provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of Tupperware or is or was serving at the request of Tupperware as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by

Tupperware to the fullest extent authorized by DGCL as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits Tupperware to provide broader indemnification rights than said law permitted Tupperware to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, Tupperware will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Tupperware Board.

  Pursuant to the By-laws of Tupperware, within thirty days after a written claim has been received by Tupperware, the claimant may at any time thereafter bring suit against Tupperware to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The By-laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Tupperware) that the claimant has not met the standards of conduct which make it permissible under the DGCL for Tupperware to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on Tupperware. Neither the failure of Tupperware (including the Tupperware Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Tupperware (including the Tupperware Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  The By-laws of Tupperware provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the By-laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

  The By-laws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by Tupperware the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if DGCL requires, the payment of such expenses incurred by a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to Tupperware of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the By-laws or otherwise.

  The By-laws permit Tupperware to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Tupperware or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Tupperware would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  The Restated Certificate of Incorporation of Tupperware provides that a director of Tupperware will not be personally liable to Tupperware or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tupperware or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  Tupperware has purchased liability policies which indemnify its officers and directors, including those of the Company, against loss arising from claims by reason of their legal liability for acts as officers, subject to limitations and conditions asset forth in the policies.

  Pursuant to agreements which Tupperware and the Company may enter into with underwriters or agents (the form of which is included as an exhibit to this Registration Statement), officers and directors of Tupperware and the Company may be entitled to indemnification by such underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from information appearing in the Registration Statement or any Prospectus or Prospectus Supplement which has been furnished to Tupperware and the Company by such underwriters or agents.

ITEM 16. EXHIBITS.

      1        Form of Underwriting Agreement.
      2        Distribution Agreement by and among Premark International, Inc.,
               Tupperware Corporation and Dart Industries Inc. (incorporated by reference to Exhibit 2 to Tupperware's Registration Statement on Form 10 (No. 1-
               11657) filed with the Commission on March 4, 1996).
      4(a)     Indenture dated as of            , 1996, among the Company, Tupperware and
               The First National Bank of Chicago, as Trustee.
      4(b)     Form of Debt Securities.
      4(c)     Form of Warrant Agreement, including form of Warrant Certificate.
      5*       Opinion and Consent of Counsel.
     12        Computation of Ratio of Earnings to Fixed Charges of Tupperware.
     23(a)     Consent of Price Waterhouse LLP.
     23(b)*    Consent of Counsel (included in Exhibit 5).
     24        Powers of Attorney.
     25        Statement of Eligibility of Trustee.

- --------
*To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Tupperware or the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Tupperware's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrants hereby further undertake that:

      (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Tupperware and the Company pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein) or otherwise, Tupperware and the Company have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Tupperware or the Company of expenses incurred or paid by a director, officer, or controlling person of Tupperware or the Company in the successful defense of any action, suit, or proceeding) is asserted against Tupperware or the Company by such director, officer, or controlling person in connection with the securities being registered, Tupperware and the Company will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNDERSIGNED REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ORLANDO, STATE OF FLORIDA, ON THIS 16TH DAY OF SEPTEMBER, 1996.

                                          Tupperware Corporation

                                             /s/ Warren L. Batts
                                          By: _________________________________
                                             Warren L. Batts
                                             Chairman of the Board
                                             and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Warren L. Batts            Chairman of the Board and     September 16, 1996
____________________________________   Chief Executive Officer
          Warren L. Batts              and Director (Principal
                                       Executive Officer)

     /s/ Paul B. Van Sickle          Senior Vice President,        September 16, 1996
____________________________________   Finance and Operations
         Paul B. Van Sickle            (Principal Financial and
                                       Accounting Officer)

                 *                   Director                      September 16, 1996
____________________________________
         William O. Bourke

                 *                   Director                      September 16, 1996
____________________________________
        Ruth M. Davis, Ph.D.

                 *                   Director                      September 16, 1996
____________________________________
        Lloyd C. Elam, M.D.

        /s/ E. V. Goings             Director                      September 16, 1996
____________________________________
            E. V. Goings

                 *                   Director                      September 16, 1996
____________________________________
          Clifford J. Grum

                 *                   Director                      September 16, 1996
____________________________________
             Joe R. Lee

                 *                   Director                      September 16, 1996
____________________________________
          Joseph E. Luecke

                 *                   Director                      September 16, 1996
____________________________________
             Bob Marbut

                 *                   Director                      September 16, 1996
____________________________________
          Robert M. Price

  /s/ Thomas M. Roehlk
*By: __________________________
  Thomas M. Roehlk
  Attorney-in-Fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNDERSIGNED REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ORLANDO AND STATE OF FLORIDA, ON THIS 16TH DAY OF SEPTEMBER, 1996.

                                          Tupperware Finance Company B.V.

                                                  /s/ Mark H. Bobek
                                          By: _________________________________
                                                      Mark H. Bobek
                                                    Managing Director
  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ Paul B. Van Sickle          Managing Director (as         September 16, 1996
____________________________________   Principal Executive and
         Paul B. Van Sickle            Accounting Officer)

       /s/ Mark H. Bobek             Managing Director (as         September 16, 1996
____________________________________   Principal Financial
           Mark H. Bobek               Officer)

                 *                   Managing Director             September 16, 1996
____________________________________
       Thomas P. O'Neill, Jr.

                 *                   Managing Director             September 16, 1996
____________________________________
         Michael Poteshman

                 *                   Managing Director             September 16, 1996
____________________________________
        Robert J. Saltarelli

                 *                   Managing Director             September 16, 1996
____________________________________
         Christian Skroder


   /s/ Thomas M. Roehlk
*By: __________________________
       Thomas M. Roehlk
       Attorney-in-Fact